Exhibit 21.01

Subsidiaries of Gentor Resources, Inc. (the “Company”)

1.

Gentor Idaho, Inc., an Idaho corporation (“Gentor Idaho”)(1)

2.

Gentor Resources Limited, a British Virgin Islands registered company (“Gentor Limited”)(2)

3.

APM Mining, LLC, an Omani limited liability company with Registration Number 1084691

(“APM Mining Oman”)(3)

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Notes:

(1)

Gentor Idaho is a wholly owned subsidiary of the Company.

(2)

Gentor Limited is a wholly owned subsidiary of the Company.  Gentor Limited was formerly known as APM Mining Limited. On April 30, 2010, APM Mining Limited changed its name to Gentor Resources Limited.

(3)

APM Mining Oman is a majority owned subsidiary of the Company.